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                               NATIONS FUNDS TRUST
                       SHAREHOLDER SERVICING PLAN ("PLAN")
                              FOR INVESTOR A SHARES

      Section 1. Each of the proper officers of Nations Funds Trust (the "Trust") is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements based substantially on the form attached hereto as Appendix A or any other form duly approved by the Trust's Board of Trustees ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship with the beneficial owners of Investor A Shares ("Servicing Agents") in any of the Trust's Funds set forth on Exhibit I attached hereto, provided that any material modifications of services listed in the Agreement shall be presented for approval or ratification by the Trustees at the next regularly scheduled Board Meeting. Pursuant to such Agreements, Servicing Agents shall provide shareholder support services as set forth therein to their clients who beneficially own Investor A Shares of the Funds in consideration of a fee, computed monthly in the manner set forth in the applicable Fund's then current prospectus, at an annual rate of up to 0.25% of the average daily net asset value of the Investor A Shares beneficially owned by or attributable to such clients. The Trust's distributor, administrator and adviser, or affiliates thereof, are eligible to become Servicing Agents and to receive fees under this Plan. All expenses incurred by a Fund in connection with the Agreements and the implementation of this Plan shall be borne entirely by the holders of the Investor A Shares of the particular Fund involved. If more than one Fund is involved and these expenses are not directly attributable to Investor A Shares of a particular Fund, then the expenses may be allocated between or among the Investor A Shares of the Funds in a fair and equitable manner.

      Section 2. Nations Short-Term Income Fund and Nations Short-Term Municipal Income Fund -- Expenses under Plan and Related Agreements. To the extent that either of these Funds make payments pursuant to this Plan and related Agreements and/or a plan adopted on behalf of Investor A Shares pursuant to Rule 12b-1 of the Investment Company Act of 1940, the total of such payments may not exceed, on an annual basis, 0.25% of the average daily net assets of either such Fund's Investor A Shares.

      Section 3. The Trust's administrator shall monitor the arrangements pertaining to the Trust's Agreements with Servicing Agents. The Trust's administrator shall not, however, be obligated by this Plan to recommend, and the Trust shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

      Section 4. So long as this Plan is in effect, the Trust's administrator shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

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      Section 5. Unless sooner terminated, this Plan shall continue in effect for a period of one year from its date of execution and shall continue thereafter for successive annual periods, provided that such continuance is specifically approved by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons," as defined in the Investment Company Act of 1940, of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Trustees") cast in person at a meeting called for the purpose of voting on this Plan.

      Section 6. This Plan may be amended at any time with respect to any Fund by the Trust's Board of Trustees, provided that any material amendment of the terms of this Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 5.

      Section 7. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Disinterested Trustees.

      Section 8. While this Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

      Section 9. The Trust will preserve copies of this Plan, Agreements, and any written reports regarding this Plan presented to the Board of Trustees for a period of not less than six years.

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                                    EXHIBIT I
                               NATIONS FUNDS TRUST

1.   Nations Cash Reserves
2.   Nations Government Reserves
3.   Nations Short-Term Income Fund
4.   Nations Short-Term Municipal Income Fund
5.   Nations Tax-Exempt Reserves
6.   Nations Treasury Reserves

Dated: May 10, 2002

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